THE SCOTT LAW FIRM, P.A.
                              5121 Sarazen Drive
                             Hollywood, FL  33021

                                (954) 964-1546
                           Facsimile (954) 964-1548

                                                           October 20, 1999

To:  The Board Of Directors
Belmont Capital Management, Inc.
c/o Corporate Systems, Inc.
101 North Fairfield Drive
Dover, Delaware 19901

Dear Board of Directors,

We have acted as your counsel in connection with the organization of Bromwell Financial Fund, Limited Partnership, a Delaware limited partnership (the "Partnership"), wherein your firm serves as the General Partner and the preparation of a Registration Statement on Form S-1, expected to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $7,000,000 of Limited Partnership interest (the "Units") in the Partnership.

For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostat copies, the authenticity of the originals of such copies. We also assume that no limited partner will participate in the management of the Partnership. Based upon the foregoing and our familiarity with the organization of the Partnership, we are of the opinion that the Units to be offered for sale as described in the Registration Statement, when sold in the manner and under the conditions set forth therein, are already duly authorized and will be legally issued and fully paid and non-assessable. We are also of the opinion that purchasers of the Units, upon admission to the Partnership by the General Partner, will become limited partners in the Partnership and that their liability for the losses and obligations of the Partnership will be limited to the extent provided by the Delaware Uniform Limited Partnership Act and the Limited Partnership Agreement of the Partnership.

                                                Very truly yours,
                                                The Scott Law Firm, P.A.


                                                /s/ William Sumner Scott
                                                William Sumner Scott
                                                For the Firm

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